Exhibit 99.1

Xencor Reports First Quarter 2015 Financial and Operating Results

Monrovia, Calif. — May 4, 2015 — Xencor Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today reported financial results for the first quarter ended March 31, 2015 and provided a review of business highlights.

“Following our equity offering in February, which raised net proceeds of approximately $115 million, we are in a strong financial position to advance our lead pipeline programs and maximize the potential of our XmAb technology,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “We started 2015 with two important data readouts which included top-line interim data from our ongoing Phase 1a study of XmAb7195 and top-line data from a Phase 1b/2a study of XmAb5871 in rheumatoid arthritis. Looking forward to the remainder of 2015, we plan to initiate clinical testing of XmAb5871 in the rare IgG4-Related Disease and report top-line data from the treatment of high IgE subjects in the ongoing Phase 1a study for XmAb7195.  We plan to begin clinical testing of our bispecific oncology candidate XmAb14045 in 2016.”

Business Highlights

XmAb5871

•                  In January 2015, Xencor reported top-line results from a Phase 1b/2a clinical trial for XmAb5871 showing promising autoimmune disease-modifying activity demonstrated by targeting FcgRIIb in patients with rheumatoid arthritis, including multiple DAS28-CRP remissions and ACR50 and ACR70 responses. Xencor reported that 33% of patients (5 of 15) who received six biweekly doses of XmAb5871 achieved DAS28-CRP remission or low disease activity versus zero on placebo. The trial’s primary objective was characterizing safety and tolerability and XmAb5871 was generally well tolerated with the most common XmAb5871 treatment related adverse events (AEs) observed being predominantly mild-to-moderate gastrointestinal toxicities (nausea, vomiting, diarrhea) occurring during the first infusion of XmAb5871. Xencor continues to conduct an analysis of safety, pharmacokinetics, immunogenicity and efficacy data and full trial results are expected to be presented at an upcoming medical meeting in 2015.

•                  Xencor plans to pursue future clinical development in the rare autoimmune disorder IgG4-related disease (IgG4-RD), with plans to initiate an open-label pilot clinical trial in 2015 to assess control of disease activity as measured by the IgG4-RD Responder Index (Carruthers, et al., 2012, Int J Rheum).

XmAb7195

•                  In January 2015, Xencor reported top-line interim data from Part 1 of a Phase 1a clinical trial of XmAb7195 showing rapid reduction of free IgE levels to below the limit of detection in 90% of treated subjects, including those at the lowest dose evaluated of 0.3 mg/kg. Total IgE levels were also reduced in a parallel fashion. Two subjects with high pre-dose IgE levels (above 300 IU/mL) were treated with XmAb7195, one each at 0.75 mg/kg and 3.0 mg/kg doses, and both had reduction of free IgE levels to below the limit of detection lasting for at least one week. A dose limiting toxicity of transient, asymptomatic thrombocytopenia was observed at the 3.0 mg/kg dose. Moderate urticaria was also reported in some treated subjects with an apparent correlation of dose with frequency of occurrence. In all cases regardless of dose, the signs/symptoms of urticaria were mild, non-diffuse and easily treated with oral antihistamine. Xencor is continuing to conduct an analysis of safety, pharmacokinetics, immunogenicity and efficacy data of the completed Part 1 of the Phase 1a clinical trial and continues to enroll patients in the ongoing Part 2 of the clinical trial.

•                  The Company expects to report top-line data from the treatment of high IgE subjects in the second half of 2015.

Bispecific Antibody Pipeline

•                  The Company plans to initiate clinical trials for its first bispecific oncology candidate, XmAb14045, in the first half of 2016 and advance one additional bispecific oncology candidate into clinical testing in 2016.

•                  XmAb14045 targets both CD3, a target on T cells, and CD123, a target on tumor cells in acute myeloid leukemia.  XmAb14045 demonstrated rapid killing of target cells from a single dose IV bolus in cynomolgus monkeys and demonstrated prolonged half-life of approximately one week in mice.  It uses Xencor’s XmAb Bispecific Fc domain, which is designed to maintain full-length antibody properties in a bispecific antibody, potentially enabling stable molecules with favorable in vivo half-life and allowing for the use of standard antibody production methods.

Corporate

•                  In February 2015, Xencor sold 8,625,000 shares of its common stock at a price of $14.25 per share. The Company received net proceeds from the offering of $115 million.

•                  In March 2015, the Company announced the appointment of A. Bruce Montgomery, M.D., to its Board of Directors. Currently, Dr. Montgomery serves as chief executive officer of Cardeas Pharma and has more than 25 years of drug development, operations and financing experience in the life science industry.

First Quarter Ended March 31, 2015 Financial Results

Cash, cash equivalents and marketable securities totaled $166.9 million as of March 31, 2015, compared to $54.7 million on December 31, 2014. The net increase in total cash and marketable securities in the first quarter of 2015 compared to the same period in 2014 is primarily due to the completion of our financing in the first quarter of 2015 in which we received net proceeds of $115 million.

Revenues for the first quarter ended March 31, 2015 were $1.5 million, compared to $2.2 million in the same period of 2014. Revenues earned in the first quarter of 2015 were earned from our Novo Nordisk and Alexion collaborations compared to revenue earned in the first quarter of 2014 which was earned primarily from our Amgen collaboration which was terminated in the fourth quarter of 2014.

Research and development expenditures for the first quarter ended March 31, 2015 were $5.2   million, compared to $4.2 million for the same period in 2014. Increased research and development spending in the first quarter of 2015 over the same period in 2014 reflects increased spending our XmAb Bispecific platform and drug candidates, including development costs for our first bispecific clinical candidate, XmAb14045.

General and administrative expenses in the first quarter ended March 31, 2015 were $2.8 million, compared to $1.7 million for the same period in 2014. Increased spending in the general and administration area reflects increased staffing of legal and accounting personnel and other costs related to being a public reporting company.

Non-cash, share based compensation expense for the first quarter ended March 31, 2015 was $1.1 million, compared to $0.3 million for the first quarter ended March 31, 2014

Net loss for the first quarter ended March 31, 2015 was $6.4 million, or $(0.19) on a fully diluted per share basis compared to a net loss of $3.7 million, or $(0.12) on a fully diluted per share basis for the same period in 2014. The loss for the quarter ended March 31, 2015 was $2.7 million greater than the loss for the period ended March 31, 2014 as the result of lower revenue of $0.7 million and increased spending of $2.0 million.

The weighted-average shares outstanding used to compute earnings per share was 34,297,782 for the quarter ended March 31, 2015 compared to 31,360,879 for the period ended March 31, 2014. The increased shares outstanding for the period ended March 31, 2015 reflect the additional shares issued in our financing.

Financial Guidance

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2019.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2015 financial results and provide a corporate update.

The live call may be accessed by dialing (855) 433-0932 for domestic callers or (484) 756-4280 for international callers, and referencing conference ID number: 31653801. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of asthma and allergic diseases, autoimmune diseases and cancer. Currently, eight candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871, which completed a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease in 2015; XmAb7195 in Phase 1a development for the treatment of asthma; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from our President and CEO and any expectations relating to our business, research and development programs, partnering efforts or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of  events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

John Kuch, Vice President, Finance

Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark
Canale Communications for Xencor
Tel: 619-849-6005
jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$119,048	$54,649
Short term marketable securities	25,187	—
Other current assets	833	3,100
Total current assets	145,068	57,749

Property and equipment, net	1,375	899
Long-term marketable securities	22,628	—
Intangible assets, net	9,509	9,116
Other assets	59	59
Total assets	$178,639	$67,823

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$4,242	$3,942
Current portion of deferred rent	19	—
Current portion of deferred revenue	2,616	2,254
Total current liabilities	6,877	6,196

Deferred rent, less current portion	576	—
Deferred revenue, less current portion	1,884	2,337
Total liabilities	9,337	8,533

Stockholders’ equity	169,302	59,290

Total liabilities and stockholders’ equity	$178,639	$67,823

The 2014 balance sheet was derived from the 2014 annual financial statements included in the form 10-K that was filed on February 20, 2015.

Xencor Inc.

Condensed Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)

Revenues	$1,491	$2,184

Operating expenses:
Research and development	5,205	4,228
General and administrative	2,764	1,723
Total operating expenses	7,969	5,951

Loss from operations	(6,478)	(3,767)

Other income (loss), net	38	18
Interest income (expense), net	(4)	(2)
Total other income (expense), net	34	16

Net loss	(6,444)	(3,751)
Net unrealized loss on marketable securities	(35)	—
Comprehensive loss	$(6,479)	$(3,751)

Basic and diluted net loss per common share	$(0.19)	$(0.12)
Basic and diluted weighted average number of common shares	34,297,782	31,360,879